UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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El Paso Electric Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

(915) 543-5711

March 31, 2004

Dear Shareholder:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 5, 2004, at 10:00 a.m., Mountain Daylight Time.

The purpose of the Annual Meeting is to give shareholders an opportunity to vote on the election of Class II Directors.

Information concerning this matter is set forth in the accompanying notice of the meeting and Proxy Statement. Your Board of Directors recommends that you vote FOR the proposal as explained in the attached Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date and return promptly the enclosed Proxy.

Sincerely,

/s/ Gary R. Hedrick

Gary R. Hedrick
President and Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

El Paso Electric Company:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 5, 2004, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

(1) To elect four members of the Board of Directors for three-year terms; and

(2) To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors knows of no matter, other than the election of certain Class II Directors (which is discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board of Directors has fixed the close of business on March 8, 2004 as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

Please mark, date and sign the enclosed Proxy and return it promptly in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your Proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from the broker so that beneficial ownership can be verified without delay on the meeting date. The prompt return of your Proxy will save the postage expense of additional mailings.

By Order of the Board of Directors,

/s/ Raul A. Carrillo, Jr.

Raul A. Carrillo, Jr.
Sr. Vice President, General Counsel
and Secretary

March 31, 2004

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE, SIGN AND

PROMPTLY RETURN YOUR PROXY. THANK YOU.

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 5, 2004

GENERAL

The accompanying proxy is solicited on behalf of the Board of Directors of El Paso Electric Company (the “Company”) for use at its 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 5, 2004, at the Company’s principal offices, and at any adjournments thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton, El Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, or other electronic means by the directors, officers, employees and agents of the Company. The Company will reimburse brokers, banks and other persons for reasonable expenses in sending proxy materials to beneficial owners. To assist in the distribution of proxy material and solicitation, the Company has engaged Georgeson Shareholder Communications, Inc. for a fee of $5,000 plus out-of-pocket expenses.

This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about March 31, 2004.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXIES

At the close of business on March 8, 2004, the “record date” for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 47,588,360 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The vote of a plurality of the votes cast at the meeting is required for the election of each Class II Director.

A shareholder having the right to vote may vote either in person or by proxy executed in writing by the shareholder. A telegram, telex, cablegram or similar transmission by a shareholder or photographic, photostatic, facsimile or similar reproduction of a writing executed by the shareholder, shall be treated as an execution in writing.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is returned, but no choice is specified, the shares will be voted FOR the election of the four nominees described below as Class II Directors. If no proxy is returned, the shares represented by such proxy will not be voted.

The election of Class II Directors is the only matter the Board of Directors knows will be presented at the Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote AGAINST when determining whether a proposal has been approved. Broker non-votes are not included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Article III, Section 2 of the Company’s Bylaws divides the Board of Directors into three classes, as nearly equal in number as possible, each of which is elected for a three-year term. After the annual meeting of shareholders on May 8, 2003, the Board had thirteen members: Classes II and III contained four members each, and Class I contained five members. There was a vacancy in Class III because of the resignation of James Haines in November 2002. J. Robert Brown joined the Board of Directors in May 2003 as a Class III Director to fill the unexpired term of Mr. Haines. Wilson K. Cadman and James A. Cardwell, both presently Class II Directors, will retire from the Board of Directors on May 5, 2004. Pursuant to the Company’s Bylaws, the Board of Directors adopted a resolution on March 11, 2004, reducing the number of directors on the Board from fourteen (14) to twelve (12) members concurrent with the retirement of Messrs. Cadman and Cardwell. As a result, Classes I and III presently contain five directors each, and Class II will contain only two directors after the retirement of Messrs. Cadman and Cardwell. Accordingly, in addition to the incumbent Class II Directors, James W. Cicconi and Patricia Z. Holland-Branch, the Board of Directors is nominating one of its current Class I Directors, George W. Edwards, Jr., and one of its current Class III Directors, J. Robert Brown, to stand for election as Class II Directors at the Annual Meeting for three-year terms expiring at the annual meeting of shareholders in 2007 or until their successors are elected and qualified.

The shares represented by the accompanying proxy will be voted to elect the four nominees as Class II Directors as recommended by the Board of Directors, who are shown below as nominees for such class, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BROWN, CICCONI, EDWARDS AND MS. HOLLAND-BRANCH AS CLASS II DIRECTORS.

NOMINEES AND DIRECTORS OF THE COMPANY

Name	Age	Director Since	Principal Occupation and Employment During the Past Five Years(1)

NOMINEES FOR CLASS II DIRECTORS (New term will expire in 2007)

George W. Edwards, Jr. (2)	64	1992	Chairman of the Board since May 1996; Retired as President, Chief Executive Officer and Director of Kansas City Southern Railway Company in May 1995.

J. Robert Brown (3)	59	2003	Chairman of the Board, President and Chief Executive Officer of Desert Eagle Distributing, Inc. since 1992.

James W. Cicconi	51	1997	General Counsel and Executive Vice President-Law and Government Affairs of AT&T since December 1998; Senior Vice President of Governmental Affairs & Federal Policy for AT&T from September 1998 to December 1998; Partner of Akin, Gump, Strauss, Hauer & Feld, a law firm, for more than five years prior to September 1998.

Patricia Z. Holland-Branch	59	1997	President, Chief Executive Officer and Owner of HB/PZH Commercial Environments Inc., doing business as Facilities Connection, Inc., a HB/PZH Company since 1986; Fifty percent partner of MAPRODISA, S.A. de C.V. since 1997; Franchise owner of Millicare Commercial Carpet Care since 1997.

CLASS III DIRECTORS (Term will expire in 2005)

Gary R. Hedrick(4)	49	2001	President and Chief Executive Officer since November 2001; Executive Vice President, Chief Financial and Administrative Officer from August 2000 to November 2001; Vice President, Chief Financial Officer and Treasurer from August 1996 to August 2000.

Kenneth R. Heitz	56	1996	Partner of Irell & Manella, LLP, a law firm.

Michael K. Parks(5)	44	1996	Managing Director of TCW Group since December 2000; President of Aurora National Life Assurance Company from May 1996 to October 2000.

Eric B. Siegel (6)	46	1996	Retired Limited Partner of Apollo Advisors, L.P.; Independent investor and business consultant since 1995.

NOMINEES AND DIRECTORS OF THE COMPANY

Name	Age	Director Since	Principal Occupation and Employment During the Past Five Years(1)

CLASS I DIRECTORS (Term will expire in 2006)

Ramiro Guzman	57	1996	President, Viva Distributing since March 2001 and owner of Ramiro Guzman & Associates since February 2000; President of Montana Beverage Company from February 1998 through January 2000; President and Chief Executive Officer of Dickshire Distributing for more than five years prior to February 1998.

James W. Harris(7)	57	1996	Founder and President of Seneca Financial Group, Inc.

Stephen N. Wertheimer (8)	53	1996	Managing Director of W Capital Partners since 2001; Managing Director of CRT Capital Group and Trading from 1996 to 2001.

Charles A. Yamarone (9)	45	1996	Executive Vice President of Libra Securities LLC, an institutional broker-dealer, since January 2002; Executive Vice President of U.S. Bancorp Libra (an institutional broker-dealer), a division of U.S. Bancorp Investments, Inc. from January 1999 to 2001; Executive Vice President of Libra Investments, Inc. from 1991 to 1999.

(1)	Where no date is specified, the director has held the position for more than the past five years.

(2)	Mr. Edwards is also a director of Hubbell, Inc.

(3)	Mr. Brown was elected to the Board of Directors of the Company in May of 2003 to fill an unexpired term. Mr. Brown is an advisory director of J.P. Morgan Chase Bank of Texas – El Paso.

(4)	Mr. Hedrick is a member of the board of trustees of Las Palmas Medical Center and an advisory director of J.P. Morgan Chase Bank of Texas-El Paso.

(5)	Mr. Parks is also a director of Aurora National Life Assurance Company and E*TRADE Financial Corp.

(6)	Mr. Siegel is also a director of Kerzner International Limited.

(7)	Mr. Harris also serves as an adjunct professor of management at Columbia University School of Business and a director of Peregrine Systems, Inc.

(8)	Mr. Wertheimer is also a director of Xeyte Therapies, Inc. and Morris Material Handling, Inc.

(9)	Mr. Yamarone is also a director of Continental Airlines, Inc. and New Millennium Homes, LLC.

DIRECTORS’ MEETINGS, COMPENSATION, COMMITTEES, INDEPENDENCE

AND CORPORATE GOVERNANCE MATTERS

Meetings

The Board of Directors held eight meetings during 2003. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they served. The Board of Directors held an executive session of non-management directors at four of the eight meetings during 2003. The Chairman of the Board of Directors presides at the executive sessions.

The Company does not have a formal policy regarding director attendance at annual meetings. However, as set forth in the Corporate Governance Guidelines, directors are expected to attend all Board meetings and the meetings of the committees on which they serve and to prepare themselves for these meetings. All members of the Board of Directors attended last year’s annual meeting.

Compensation of Directors

The compensation for non-employee members of the Board of Directors during 2003 consisted of the following: (a) $20,000 for four meetings of the Board of Directors or committees thereof per year and an additional $1,000 for each meeting beyond four; and (b) in accordance with the terms of the El Paso Electric Company 1999 Long-Term Incentive Plan (the “1999 Plan”), 3,500 shares of restricted Common Stock. In addition, the Board of Directors awarded Mr. Edwards, in consideration of his service as Chairman of the Board of Directors during 2003, 12,500 shares of Common Stock that are restricted as to sale until May 21, 2004 in accordance with the terms of the 1999 Plan. Further, the Company has at times called upon directors to attend certain meetings and events on behalf of the Company in their roles as directors for which the Company reimburses them at an hourly rate.

The Nominating and Corporate Governance Committee is presently reviewing director compensation with the assistance of an outside consultant. Subject to adjustment as a result of such review, non-employee directors will receive the same compensation in 2004 as in 2003, as will Mr. Edwards for his service as Chairman of the Board of Directors. Any shares awarded will be subject to restrictions on sale or transfer for one year and, in general, will vest if the director remains continuously in the service of the Company as a non-employee director, or Chairman of the Board in the case of Mr. Edwards, during such period.

Committees

The Board of Directors has the following standing committees: Audit, Civic and Charitable Affairs, Compensation, Executive, Palo Verde Oversight, Environmental, International Business, and Nominating and Corporate Governance.

During 2003 the Audit Committee was composed of directors Yamarone (Chairman), Parks, Cicconi, Siegel and Brown. The Audit Committee, which held twelve meetings in 2003, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) and otherwise overseeing the Company’s financial reporting. The Audit Committee also determines whether management has established a system to promote the accuracy and completeness of the Company’s financial statements and other publicly disclosed information and during 2003 reviewed and approved the charter of the Disclosure Committee pursuant to the requirement of the Sarbanes-Oxley Act. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board of Directors. The Board of Directors has determined that each member of the Audit Committee meets the experience and independence requirements of the New York Stock Exchange (“NYSE”) rules and Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”). No member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that two audit committee financial experts, Messrs. Yamarone and Parks, serve on the Audit Committee and both are independent directors. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” which appears below in this Proxy Statement.

During 2003 the Civic and Charitable Affairs Committee was composed of directors Cardwell (Chairman), Holland-Branch, Guzman and Brown. The Civic and Charitable Affairs Committee, which held three meetings in 2003, is responsible for setting policy and reviewing an annual budget for civic and charitable contributions by the Company in the communities it serves.

During 2003 the Compensation Committee was composed of directors Heitz, Cadman, Cicconi and Yamarone. Mr. Heitz served as Chairman for a portion of the year and was succeeded by Mr. Cicconi following Mr. Heitz’s resignation as Chairman. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Compensation Committee, which held two meetings in 2003, is responsible for evaluating and approving the compensation of executive officers. It also reviews and approves recommended Company-wide increases for employees, as well as approving the adoption of contracts with union employees. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board of Directors. Certain additional information concerning the composition and role of the Compensation Committee is set forth under the caption “Compensation Committee Report” which appears below in this Proxy Statement.

During 2003 the Executive Committee was composed of directors Siegel (Chairman), Harris, Parks, Hedrick and Wertheimer. The Executive Committee, which held eleven meetings in 2003, is the administrative and policy-making committee of the Board of Directors, and may exercise all powers of the Board of Directors (except as prohibited by the Texas Business Corporation Act) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board of Directors regarding the maximization of shareholder value.

During 2003 the Palo Verde Oversight Committee was composed of directors Cadman, (Chairman), Guzman, Holland-Branch and Cardwell. The Palo Verde Oversight Committee, which held four meetings in 2003, is responsible for reviewing and assessing the activities and operations of the Palo Verde Nuclear Generating Station in which the Company is a participant.

During 2003 the Environmental Committee was composed of directors Cardwell (Chairman), Harris, Wertheimer and Heitz. The Environmental Committee, which held two meetings in 2003, is responsible for overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations, and identifying existing and potential environmental issues facing the Company under federal, state and local law.

During 2003 the International Business Committee was composed of directors Holland-Branch (Chairman), Cardwell, Guzman and Wertheimer. The International Business Committee, which held three meetings in 2003, is responsible for assisting management in formulating a business development strategy for Mexico and evaluating business opportunities in Mexico.

During 2003 the Nominating and Corporate Governance Committee was composed of directors Harris (Chairman), Cadman, Siegel and Wertheimer. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held six meetings in 2003, is responsible for identifying qualified individuals to serve as members of the Board of Directors, recommending directors for appointment to Board of Directors committees, evaluating Board of the Directors performance, and overseeing and setting compensation for the members of the Board of Directors. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board of Directors. The Nominating and Corporate Governance Committee is presently assisting the Board of Directors and each of the Board committees in conducting a self-evaluation to assess their effectiveness.

Independence

In November 2003, the Board of Directors adopted Corporate Governance Guidelines which, among other things, set forth categorical standards to assist the Board of Directors in making determinations of director independence in accordance with the rules of the NYSE. The Board of Directors makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE shall be presumed to be independent (except for purposes of serving as a member of the Audit Committee which requires that the director meet additional requirements under SEC Rule 10A-3(b)(1)(ii)), the Board may make an affirmative determination to the contrary based on its review of other factors. The following persons will not be considered to be independent:

(i)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

(ii)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

(iii)	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

(iv)	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

Applying these categorical standards and the independence criteria of the NYSE, the Board of Directors has determined that all of its directors meet the independence requirements of the NYSE except for (i) Gary R. Hedrick who serves as President and Chief Executive Officer of the Company, and (ii) Ramiro Guzman who received consulting fees from the Company for public affairs and marketing services.

In addition, the Board of Directors has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Act.

The Company has not made any charitable contributions in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues within the preceding three years to any charitable organization in which a director of the Company serves as an executive officer.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than eighty days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Corporation more than ninety days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (a) the name and address of the shareholder making the nomination; (b) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board of Directors; (c) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (d) the written consent of the nominee(s) to serve as a member of the Board of Directors if so elected. Any such shareholder notice should be submitted in writing to: Raul A. Carrillo, Jr., Corporate Secretary, El Paso Electric Company, 100 N. Stanton, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board of Directors, the Nominating and Corporate Governance Committee reviews an individual’s qualifications including a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board of Directors, the Committee will assess the prior performance of such director. The Committee will also periodically review the composition of the Board of Directors in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. No director may serve on the boards of more than three other public companies while serving on the Company’s Board of Directors.

The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company. Each director is expected (but not required) to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three year’s annual cash retainer fees by the end of his or her second year of service on the Board of Directors. Each director who has served at least two years on the Board of Directors meets this stock ownership guideline.

Corporate Governance Matters

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the Chief Executive Officer, the Chief Financial and Administrative Officer and the Controller. A current copy of the Code of Ethics may be found on the Company’s internet website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the Company’s Chief

Executive Officer, Chief Financial and Administrative Officer, Controller or persons performing similar functions will be disclosed by posting such information on the Company’s internet website at www.epelectric.com within five business days.

The Board of Directors has adopted Corporate Governance Guidelines in compliance with the NYSE rules. A current copy of the guidelines may be found on the Company’s internet website at www.epelectric.com.

Current copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees (the “Committee Charters”) may also be found on the Company’s internet website at www.epelectric.com.

Printed copies of the Corporate Governance Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders may correspond directly with non-management directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2004 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class II Directors of the Company; (iii) the person who served as Chief Executive Officer of the Company during the year ended December 31, 2003, (iv) the top four most highly compensated employees other than the Chief Executive Officer; and (v) all directors and current executive officers of the Company as a group (26 persons).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Highfields Capital Management LP 200 Clarendon Street – 51st Floor Boston, MA 02116	4,653,600	(1)	9.78	%*

Gabelli Asset Management, Inc. One Corporate Center Rye, NY 10580-1435	4,199,250	(2)	8.83	%*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,963,000	(3)	8.2	%*

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	3,055,521	(4)	6.34	%*

George W. Edwards, Jr.	209,640	(5)	**
John Robert Brown	1,000	(6)
Wilson K. Cadman	69,489	(7)	**
James A. Cardwell	34,640	(8)	**
James W. Cicconi	23,279	(9)	**
Ramiro Guzman	36,143	(10)	**
James W. Harris	49,540	(11)	**
Kenneth R. Heitz	45,372	(12)	**
Patricia Z. Holland-Branch	17,409	(13)	**
Michael K. Parks	44,540	(14)	**
Eric B. Siegel	40,540	(15)	**
Stephen N. Wertheimer	30,540	(16)	**
Charles A. Yamarone	60,352	(17)	**
Gary R. Hedrick	354,072	(18)	**
Julius F. Bates	257,673	(19)	**
Terry Bassham	114,886	(20)	**
Raul A. Carrillo, Jr.	40,000	(21)	**
Helen W. Knopp	69,925	(22)	**
Other Executive Officers	326,603	(23)	**
All directors and executive officers as a group (26 persons)	1,826,032	(24)	3.75%

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.

**	Less than 1%.

(1)	Information regarding ownership of Common Stock by Highfields Capital Management LP (“Highfields Capital”), Highfields GP LLC (“Highfields GP”), Mr. Johnathon S. Jacobson (“Mr. Jacobson”), Mr. Richard L. Grubman (“Mr. Grubman”), and Highfields Capital Ltd., (“Highfields Ltd.”) is included herein in reliance on information set forth in Amendment No. 2 to Schedule 13-G filed by Highfields Capital, Highfields GP, Mr. Jacobson, Mr. Grubman, and Highfields Ltd. (collectively, the “Highfield Reporting Entities”), on February 14, 2003, with the SEC and reflecting ownership as of December 31, 2002.

Highfields Capital, Highfields GP, Highfields Ltd., Mr. Jacobson, and Mr. Grubman, as individuals jointly filed Schedule 13-G. Highfields Capital I, L.P., Highfields Capital II, L.P., and Highfields Ltd., are collectively known as the “Funds”. Highfields Capital, a Delaware limited partnership, serves as an Investment Manager to each of the Funds. Highfields Ltd. is an exempted, limited liability company organized under the laws of the Cayman Islands, BWI. Mr. Jacobson and Mr. Grubman are Managing Members of Highfields GP, a Delaware limited liability company, which is the general partner of Highfields Capital. According to the filing, the Funds beneficially own the Company’s Common Stock. Highfields Ltd. beneficially owns 6.6% of the shares of Common Stock and maintains sole voting and dispositive power over 3,293,725 shares of Common Stock as of December 31, 2002. Both Highlands Capital I, L.P. and Highlands Capital II, L.P. individually own less than 5% of the shares. The aggregate amount beneficially owned by the Funds is 4,653,600 (9.78%) shares of Common Stock. Highfields Capital, Highfields GP, Mr. Jacobson, and Mr. Grubman each have the power to direct the proceeds of the sale of shares owned by the Funds.

Due to lack of change in beneficial ownership, Highfields Reporting Entities was not required to file a Schedule 13-G for year ended December 31, 2003.

(2)	Information regarding ownership of Common Stock by Gabelli Group Capital Partners, Inc. (“Gabelli Partners”), Gabelli Asset Management, Inc. (“GAMI”), Gabelli Advisers, Inc. (“Gabelli Advisers”), Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Investors, Inc. (“GAMCO”), Mario J. Gabelli, and Marc J. Gabelli (collectively, the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 3 to Schedule 13-D filed by the Gabelli Reporting Parties on August 21, 2002, with the SEC, reflecting ownership as of August 16, 2002.

Gabelli Partners is the parent company of GAMI. GAMI is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds, and Gabelli Advisers. GAMCO, Gabelli Funds, and Gabelli Advisers are each investment advisers and GAMCO and Gabelli Funds are each registered under the Investment Advisers Act of 1940. Gabelli Partners, GAMI, and GAMCO are New York corporations. Gabelli Advisers is a Delaware corporation and Gabelli Funds is a New York limited liability corporation. Mario J. Gabelli is the majority stockholder and Chairman of the Board of Directors and Chief Executive Officer of Gabelli Partners and

GAMI. Marc J. Gabelli is Managing Director of Gabelli Partners. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds owns 1,216,000 (2.43%) shares of Common Stock as of August 16, 2002. GAMCO owns 2,907,400 (5.82%) shares of Common Stock as of August 16, 2002. Gabelli Advisers owns 10,000 (.02%) shares of Common Stock as of August 16, 2002. Mario Gabelli, Marc Gabelli, GAMI, and Gabelli Partners are deemed to have beneficial ownership of this Common Stock. Each of the Gabelli Reporting Parties has sole voting and dispositive power over the Common Stock reported for each of them, and Mario Gabelli, Marc Gabelli, GAMI, and Gabelli Partners have indirect voting and dispositive power over the aggregate of 4,133,400 (8.27%) shares of Common Stock as of August 16, 2002, however, GAMCO does not have the authority to vote 94,200 of the reported shares of Common Stock.

Currently, Gabelli Reporting Parties owns an aggregate amount of 4,199,250 (8.83%), but due to lack of material change in beneficial ownership, Gabelli Reporting Parties was not required to file a Schedule 13-G for year ended December 31, 2003.

(3)	Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) is included herein in reliance on information set forth in a Schedule 13-G filed by Price Associates on February 9, 2004 with the SEC, reflecting ownership as of December 31, 2003. Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has voting power over 921,200 reported shares of Common Stock.

(4)	Information regarding ownership of Common Stock by Barclays Global Investors, N.A., (“Barclays Global”), Barclays Global Fund Advisors (“Barclays Advisors”), and Barclays Bank PLC (“Barclays Bank”) (collectively, the “Barclays Reporting Parties”) is included herein in reliance on information set forth in a Schedule 13-G filed by Barclays Reporting Parties on February 17, 2004 with the SEC, reflecting ownership as of December 31, 2003. Barclays Global and Barclays Bank are listed as a bank pursuant to Rule 13d-1(b) of the Act, and as defined in Section 3(a) (6) of the Act (15 U.S.C. 78c). Barclays Advisors is listed as an Investment Advisor pursuant to Rule 13d-1(b) as defined in section 240.13d(b)(1)(ii)(E) of the Act. According to the filing, Barclays Global beneficially owns 1,986,424 (4.12%) shares of Common Stock with sole voting and dispositive power over 1,835,006 shares of Common Stock. Barclays Advisors owns 926,297 (1.92%) shares of Common Stock with sole voting and dispositive power. Barclays Bank owns 142,800 (0.30%) shares of Common Stock and also has sole voting and dispositive power. The aggregate amount beneficially owned by Barclays Reporting Parties is 3,055,521 (6.34%) shares of Common Stock with sole voting and dispositive power over 2,904,103 shares of Common Stock.

(5)	Includes (i) 10,000 shares of Common Stock that Mr. Edwards has the right to acquire by exercising options granted under the 1996 Long-Term Incentive Plan (the “1996 Plan”); (ii) 183,640 shares over which he has sole voting and investment power; and (iii) 16,000 shares over which he has voting power but no investment power.

(6)	Includes 1,000 shares of Common Stock over which Mr. Brown has sole voting and investment power.

(7)	Includes (i) 44,949 shares of Common Stock that Mr. Cadman has the right to acquire by exercising options granted under the 1996 and the 1999 Plans; (ii) 21,040 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(8)	Includes (i) 10,000 shares of Common Stock that Mr. Cardwell has the right to acquire by exercising options granted under the 1996 Plan; (ii) 21,140 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(9)	Includes (i) 5,000 shares of Common Stock that Mr. Cicconi has the right to acquire by exercising options granted under the 1996 Plan; (ii) 14,000 shares over which he has sole voting and investment power; and (iii) 4,279 shares over which he has voting power but no investment power.

(10)	Includes (i) 10,000 shares of Common Stock that Mr. Guzman has the right to acquire by exercising options granted under the 1996 Plan; (ii) 22,643 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(11)	Includes (i) 10,000 shares of Common Stock that Mr. Harris has the right to acquire by exercising options granted under the 1996 Plan; (ii) 36,040 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(12)	Includes (i) 12,948 shares of Common Stock that Mr. Heitz has the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 26,563 shares over which he has sole voting and investment power; and (iii) 5,861 shares over which he has voting power but no investment power.

(13)	Includes (i) 5,000 shares of Common Stock that Ms. Holland-Branch has the right to acquire by exercising options granted under the 1996 Plan; (ii) 7,769 shares over which she has sole voting and investment power; and (iii) 4,640 shares over which she has voting power but no investment power.

(14)	Includes (i) 10,000 shares of Common Stock that Mr. Parks has the right to acquire by exercising options granted under the 1996 Plan; (ii) 31,040 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(15)	Includes (i) 10,000 shares of Common Stock that Mr. Siegel has the right to acquire by exercising options granted under the 1996 Plan; (ii) 27,040 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(16)	Includes (i) 10,000 shares of Common Stock that Mr. Wertheimer has the right to acquire by exercising options granted under the 1996 Plan; (ii) 17,040 shares over which he has sole voting and investment power; and (iii) 3,500 shares over which he has voting power but no investment power.

(17)	Includes (i) 10,000 shares of Common Stock that Mr. Yamarone has the right to acquire by exercising options granted under the 1996 Plan; (ii) 43,139 shares over which he has sole voting and investment power; and (iii) 7,213 shares over which he has voting power but no investment power.

(18)	Includes (i) 300,000 shares of Common Stock that Mr. Hedrick has the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 22,172 shares over which he has sole voting and investment power; (iii) 31,895 shares over which he has voting power but no investment power; and (iv) 5 shares owned by his spouse over which he has no voting or investment powers.

(19)	Includes (i) 240,000 shares of Common Stock that Mr. Bates has the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 16,264 shares over which he has sole voting and investment power; and (iii) 1,409 shares over which he has voting power but no investment power.

(20)	Includes (i) 110,000 shares of Common Stock that Mr. Bassham has the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 3,449 shares over which he has sole voting and investment power; and (iii) 1,437 shares over which he has voting power but no investment power.

(21)	Represents shares of Common Stock that Mr. Carrillo currently has the right to acquire by exercising options granted under the 1999 Plan.

(22)	Includes (i) 60,000 shares of Common Stock that Ms. Knopp has the right to acquire by exercising options granted under the 1996 Plan; (ii) 8,694 shares over which she has sole voting and investment power; and (iii) 1,231 shares over which she has voting power but no investment power.

(23)	Includes (i) 300,000 shares of Common Stock that other executive officers currently have the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 23,164 shares over which they have sole voting and investment power; and (iii) 3,439 shares over which they have voting power but no investment power.

(24)	Includes (i) 1,197,897 shares of Common Stock related to stock options discussed above; (ii) 526,226 shares over which the executives and officers have sole voting and investment power; (iii) 101,904 shares over which they have voting power but no investment power, and (iv) 5 shares owned by the spouse of an officer over which the officer has no voting or investment power.

Certain Business Relationships

During 2003 the Company purchased office furniture, carpeting and installation, maintenance and repair services from Facilities Connection, Inc. in the approximate amount of $112,696. Patricia Z. Holland-Branch, a Class II Director, is the President, Chief Executive Officer and owner of Facilities Connection, Inc. The Company also purchased gasoline, diesel fuel, bulk motor oil, transformer oil and hydraulic fluid during 2003 from C&R Distributing, Inc. (“C&R”) in the approximate amount of $514,096. James A. Cardwell, a retiring Class II Director, is owner and Vice President of C&R. During 2003 the Company also paid Ramiro Guzman & Associates $125,000 for public affairs and marketing services. Ramiro Guzman, a Class I Director, is the owner of Ramiro Guzman & Associates. The Company also retained the law firm of Irell & Manella, LLP in connection with certain legal matters in 2003. Kenneth R. Heitz, a Class III Director, is a partner of Irell & Manella, LLP. The Company believes that the above purchases were made on terms typical for such transactions or services charged by firms not affiliated with any director of the Company.

Section	16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Act requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during and for the fiscal year ended December 31, 2003, its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements, except that a Form 3 for Scott D. Wilson was inadvertently filed twenty days late in October 2003 reporting Mr. Wilson as the newly hired Controller of the Company.

CERTAIN ADDITIONAL INFORMATION

Executive Compensation

The following table sets forth certain information concerning the cash and non-cash compensation paid to the individual who served as Chief Executive Officer during 2003 and each of the other four most highly compensated executive officers who were serving as executive officers at December 31, 2003 (the “Named Executive Officers”), for the last three fiscal years for service in the capacities indicated.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Base Salary ($)		Bonus ($)		Other Annual Compensation(1) ($)	Restricted Stock ($)	Securities Underlying Options/SARs (#)		All Other Compensation(2) ($)

Gary R. Hedrick Chief Executive Officer & President	2003 2002 2001	425,000 425,000 263,606		0 0 34,848	(3)	24,519 24,519 16,346	0 0 683,000	0 0 250,000		2,248 2,248 1,400

Julius F. Bates Executive Vice President & Chief Operations Officer	2003 2002 2001	220,000 220,000 180,463		0 0 23,718	(3)	12,692 12,692 12,692	0 0 0	0 0 100,000		6,000 5,500 5,100

Terry Bassham Executive Vice President, Chief Financial and Administrative Officer	2003 2002 2001	220,000 220,000 187,933		0 0 24,645	(3)	8,462 11,846 7,067	0 0 0	0 0 100,000		6,000 5,500 5,100

Raul A. Carrillo, Jr. Senior Vice President and General Counsel	2003 2002 2001	200,000 173,558 0	(4)	0 0 0		7,692 7,692 0	0 0 0	0 100,000 0	(5)	6,000 5,322 0

Helen Knopp Vice President – Customer and Public Relations	2003 2002 2001	164,595 164,595 155,295		0 0 20,405	(3)	0 0 0	0 0 0	0 0 0		5,440 5,500 5,100

(1)	Represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy. Excludes perquisites representing less than 10% of annual salary.

(2)	Includes matching contributions made by the Company under the Company’s 401(k) Plan.

(3)	Messrs. Hedrick, Bassham, Bates, and Ms. Knopp received 2,630, 1,860, 1,790, and 1,540 shares of restricted Common Stock, respectively, in February 2002 under the 1999 Plan. Such shares vest over 4 years with 20% vesting on the day of award and 20% vesting on each annual anniversary of the award. Each individual will receive cash dividends if and when declared on vested shares and dividends on unvested shares will be used to acquire additional shares.

(4)	Represents Mr. Carrillo’s prorated base salary from his hire date on January 14, 2002.

(5)	Mr. Carrillo received an option to acquire 100,000 shares of Common Stock on January 14, 2002. The option vests in 20% increments annually beginning January 2, 2003.

Aggregate Options Outstanding Under the 1996 and 1999 Long-Term Incentive Plans

Set forth below is information with respect to the aggregate options granted pursuant to the Company’s 1996 and 1999 Plans that were outstanding at December 31, 2003, for each of the Named Executive Officers. No options or long-term incentive awards were granted to any Named Executive Officers in 2003.

AGGREGATED OPTIONS/SAR EXERCISES

IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year-end	Value of Unexercised In-the-Money Options-SARS at Fiscal Year-end
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
Gary R. Hedrick	0	0	250,000/200,000	$1,363,750/$0
Julius F. Bates	0	0	220,000/80,000	$1,363,750/$0
Terry Bassham	0	0	85,000/90,000	$345,562/$35,375
Raul A. Carrillo, Jr.	0	0	20,000/80,000	$0/$0
Helen Knopp	0	0	40,000/20,000	$209,000/$104,500

RETIREMENT INCOME PLAN TABLE

The table set forth below shows estimated annual benefits payable at the normal retirement age of 65 upon retirement under the Company’s Retirement Income Plan for the years of service and levels of final average compensation specified.

PENSION PLAN TABLE

	Years of Service
Compensation	15	20	25	30	35
$ 125,000	$23,438	$31,250	$39,062	$46,875	$54,688
150,000	28,125	37,500	46,875	56,250	65,625
175,000	31,875	42,500	53,125	63,750	74,375
200,000	37,500	50,000	62,500	75,000	87,500
225,000	37,500	50,000	62,500	75,000	87,500
250,000	37,500	50,000	62,500	75,000	87,500
300,000	37,500	50,000	62,500	75,000	87,500
350,000	37,500	50,000	62,500	75,000	87,500
400,000	37,500	50,000	62,500	75,000	87,500
450,000	37,500	50,000	62,500	75,000	87,500
500,000	37,500	50,000	62,500	75,000	87,500

The compensation covered by the Retirement Income Plan is the annual salary paid to the participant, which is reflected in the column titled “Base Salary” in the Summary Compensation Table. The estimated credited years of service for each of Messrs. Hedrick, Bassham, Bates, Carrillo and Ms. Knopp at December 31, 2003, was 27, 7, 31, 2, and 16, respectively. The benefits are computed based on straight-life annuity amounts and are not subject to any deduction or offset for social security benefits or other amounts. Pursuant to applicable federal regulations, for periods after December 31, 1992, the maximum amount of compensation on which the benefits can be based was reduced to $150,000 per year. The maximum amount of compensation upon which benefits can be based may be adjusted annually in $10,000 increments, but in no event can such benefits be based on an adjusted maximum compensation in excess of that allowed by the Internal Revenue Service in connection with qualified retirement plans. For the year 2003 the maximum amount of compensation on which benefits may be based is $200,000. Participants in the Retirement Income Plan will receive the greater of the accrued benefit at December 31, 1992, or the benefits accrued using the compensation limitation.

Employment Agreements and Related Matters

Each Named Executive Officer and certain other officers of the Company have entered into a Change of Control Agreement (the “Agreement”) requiring such person to remain in the employ of the Company for two years following a change in control. In the event the Named Executive Officer is terminated during such period, other than for cause or certain other reasons, the Agreement provides that such person would receive 2.99 times annual base salary plus bonuses, the actuarial equivalent of vested benefits under the Company’s retirement plan calculated with three additional years of service, continuation of welfare benefits for two years and outplacement services for one year.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

General. The Compensation Committee (the “Committee”) of the Board of Directors is comprised entirely of independent, non-employee directors. The Committee is responsible for reviewing and approving the compensation of all executive officers of the Company, including the Named Executive Officers and for administering the 1996 and the 1999 Plans.

Compensation Philosophy and Programs. The Company desires to attract and retain the required talent necessary to achieve its business strategy and provide maximum shareholder value over the long term. As such, the following compensation philosophy is intended to facilitate the design of programs to accomplish these goals:

•	Provide competitive total compensation and rewards that attract and retain executive talent with appropriate experience

•	Motivate and reward executives for achievement of outstanding results

•	Align shareholder interests with those of executive management

With the help of an independent compensation consulting firm, the Committee regularly compares the salary and incentive opportunities for the executive officers with the compensation provided for similar positions at comparable companies. The firm compares the Company information to data of a similar type obtained from a peer group of utility companies of approximately the same size as the Company and operating in the same industry (the “utility comparator group”).

The utility comparator group does not contain every company in the “EEI 100” index used to prepare the performance graph that appears later in this Proxy Statement. The Committee believes that the companies with which the Company competes for employees are not necessarily the same as the companies included in that index.

Based on the above parameters, the Committee and Board of Directors continue to believe a total compensation program for executives should primarily be comprised of three elements: base salary, short-term incentives, and long-term incentives.

Base Salary. Base salary levels are targeted at median levels of the utility comparator group. The base salary of each executive is determined by his or her skills, experience, and potential impact on the Company’s operations. Base salary adjustments are directly related to the officer’s performance and success in achieving specific corporate and individual goals. In addition, the Company’s overall financial performance also impacts salary adjustments. The Chief Executive Officer reviews the performance of the other executive officers and makes recommendations to the Committee based on each officer’s performance. Based on the information available to it, the Committee believes that the base salaries of the executive officers are generally near the median for comparable electric utilities.

Short-Term Incentives. Each executive officer has a target incentive opportunity if the Company achieves specific annual goals that are established in advance by the Committee and the Board of Directors. Short-term incentive awards to executive officers have historically been paid in restricted Common Stock and vest equally over a four-year period with 20% vesting once the goal is achieved and 20% vesting on each anniversary of such date for the next four years. For the 2003 plan year, short-term incentive awards were to be paid in cash rather than in restricted Common Stock. It is anticipated that the annual performance goals will be “stretch” goals based on the achievement of corporate objectives that will lead to enhanced shareholder value. In 2003, the performance goals were related to safety, customer satisfaction and earnings per share. If a certain level of earnings per share is not attained, no bonuses will be paid for any of the measures. Due to a shortfall in meeting the pre-established earnings per share goals for 2003, none of the executive officers received bonuses. For the 2004 incentive plan, goals have been established for safety, customer satisfaction and earnings per share. Again, no short-term incentive awards will be granted unless the earnings per share goal is met.

Long-Term Incentives. In 2000, Mr. Bassham was granted a stock option to acquire 25,000 shares of Common Stock. Additionally, in 2001, when they were elected President and Chief Executive Officer, Executive Vice President, Chief Financial and Administrative Officer, and Executive Vice President and Chief Operations Officer, respectively, Messrs. Hedrick, Bassham and Bates were each awarded stock options to acquire shares of Common Stock in the amounts of 250,000, 100,000 and 100,000, respectively. In 2002, Mr. Carrillo was awarded a stock option to acquire 100,000 shares of Common Stock when he was hired.

The options have an exercise price of 100% of the market value of the Common Stock on the date of grant and vest in equal increments over 5 years. The options were designed as both a retention plan as well as a long-term incentive plan. The long-term incentive plan is intended to promote long-term growth and stability and to allow executive officers to acquire the Company’s Common Stock and directly align the executive officers’ personal interest with that of other shareholders.

Stock Ownership Guidelines. Recognizing that stock ownership by executive officers and directors can directly correlate to improved performance and enhancement of shareholder value, the Committee established stock ownership guidelines for executive officers and directors. The guidelines suggest that the Chief Executive Officer own Common Stock with a value equal to three times his base salary and that other executive officers and directors own Common Stock with a value equal to two times his or her base salary or annual retainer, respectively. The ownership guidelines were set in 1996 with the intention that they be met within 5 years for directors and executive officers at that time or within 5 years from the date a person becomes a director or executive officer. The stock ownership guidelines have been met by all people for whom the 5-year period is applicable.

Compensation of the Chief Executive Officer. The philosophy of the Committee and the Board of Directors is to directly tie the most significant portion of the Chief Executive Officer’s compensation to the Company’s success in enhancing shareholder value. The shareholders will benefit through the Chief Executive Officer’s leadership in establishing and meeting short-term and medium-term financial and operational goals and his initiative in developing and implementing long-term strategy. At the same time, the Committee strongly believes that the Chief Executive Officer’s total compensation should directly reflect increases in the value of the Common Stock.

The above-described philosophy guided the Board of Directors in establishing Mr. Hedrick’s compensation. Mr. Hedrick’s compensation has the following elements: base salary, annual incentive opportunity, restricted stock and stock options. Mr. Hedrick’s base salary is $425,000 which is the same as that paid to his predecessor and within the range of salaries of CEOs of the utility comparator group. Because the Company did not meet its 2003 or 2002 earnings per share objectives, Mr. Hedrick did not receive a bonus for 2003 or 2002. On November 5, 2001, the Board of Directors granted Mr. Hedrick 50,000 restricted shares of Common Stock and options to acquire 250,000 shares with an exercise price of $13.59. The restricted shares and options will vest in five equal installments on January 1, 2003 and on each anniversary thereof through January 1, 2007. The amount and total value of these restricted shares of Common Stock and options was determined based on the recommendations of an outside compensation consultant. Mr. Hedrick’s total compensation is below the median level of the utility comparator group with which the Company competes for executive talent. The structure of Mr. Hedrick’s compensation, in the view of the Board of Directors, aligns his interests with the total return to shareholders.

Members of the Compensation Committee:

James W. Cicconi - Chairman

Wilson K. Cadman

Kenneth R. Heitz

Charles A. Yamarone

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in reviewing the Company’s financial reporting process. In fulfilling its responsibilities, the Audit Committee (1) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (2) reviewed and discussed the audited financial information contained in the annual report with the Company’s Chief Financial Officer and independent auditors prior to public release; (3) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (4) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (5) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s independent auditors, and the Board of Directors concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Charles A. Yamarone - Chairman

James W. Cicconi

Michael K. Parks

Eric B. Siegel

J. Robert Brown

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Common Stock to the performance of the NYSE Composite, and the Edison Electric Institute’s Index of 100 investor-owned electric utilities (EEI 100) setting the value of each at December 31, 1998 to a base of 100. The table sets forth the relative yearly percentage change in the Company’s cumulative total shareholder return as compared to the NYSE, and the EEI 100, as reflected in the graph.

TOTAL RETURN COMPARISON

El Paso Electric, New York Stock Exchange, EEI 100

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
EPE	100	112	151	166	126	153
NYSE US	100	109	110	99	79	102
EEI 100	100	81	120	110	94	116

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2005 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 1, 2004. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws.

OTHER BUSINESS

The Board of Directors knows of no business, other than the election of Class II Directors, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

INDEPENDENT AUDITORS

Representatives of KPMG LLP, the independent auditors of the Company’s financial statements, will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions.

Audit Fees

KPMG LLP billed the Company an aggregate of $460,000 for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2003 and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal year ended December 31, 2003.

KPMG LLP billed the Company an aggregate of $415,000 for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2002 and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal year ended December 31, 2002.

Financial Information Systems Design and Implementation

The Company did not pay nor did KPMG LLP perform professional services in connection with financial information systems design and implementation for the fiscal years ended December 31, 2003 and 2002.

Audit-Related Fees

KPMG LLP billed the Company $189,000 and $130,000 for audit-related services, including audits of benefit plans and federal and state regulatory filings, during the fiscal years ended December 31, 2003 and 2002, respectively.

Tax Fees

KPMG LLP billed the Company $176,000 and $208,000 for professional services rendered in connection with tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2003 and 2002, respectively.

All Other Fees

The Company paid no other fees to KPMG during the fiscal year ended December 31, 2003. KPMG billed the Company $52,000 for professional services rendered in connection with certain federal and state regulatory matters and preparation of a comfort letter related to a debt issuance during the fiscal year ended December 31, 2002.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and other services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

ANNUAL REPORT

The Company’s 2003 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

DELIVERY OF ADDITIONAL COPIES OF PROXY STATEMENT

One Proxy Statement will be sent to shareholders sharing the same address. However, additional copies may be obtained by contacting, via oral or written communication, the Company at (915) 543-5711, 100 N. Stanton, El Paso, Texas 79901. If any shareholders are receiving multiple Proxy Statements and would rather receive a single Proxy Statement, a request may be submitted to the telephone number and/or address listed in the immediately preceding sentence.

EL PASO ELECTRIC COMPANY

/s/ Raul A. Carrillo, Jr.

By Order of the Board of Directors
Raul A. Carrillo, Jr.
Sr. Vice President, General Counsel and Secretary

Dated: March 31, 2004

[FORM OF PROXY CARD]

EL PASO ELECTRIC COMPANY

For the Annual Meeting of Shareholders

to be held May 5, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominate(s), constitute(s) and appoint(s) Gary R. Hedrick, Raul A. Carrillo, Jr. and Gary Sanders, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at the Stanton Tower Building, 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 5, 2004 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES DESCRIBED IN THE PROXY STATEMENT AS CLASS II DIRECTORS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES DESCRIBED IN THE PROXY STATEMENT AS CLASS II DIRECTORS. IF ANY MATTERS NOT SPECIFIED IN THE NOTICE OF MEETING ARE PRESENTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT AND IN THE DISCRETION OF THE NAMED PROXY HOLDERS. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT IN WRITING REVOKING THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE. THIS PROXY MAY ALSO BE REVOKED BY ATTENDING THE MEETING AND VOTING IN PERSON.

[REVERSE OF CARD]

__________ __________

1. Election of Directors Listed Below	FOR all nominees Listed below	☒	WITHHOLD AUTHORITY to vote For all nominees listed below	☒	*EXCEPTIONS	☒

To serve for a term of three years to expire at the annual meeting in 2007

Nominees:	J. ROBERT BROWN	JAMES W. CICCONI	GEORGE W. EDWARDS, JR.	PATRICIA Z. HOLLAND-BRANCH

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below

*Exceptions

Address Changes and/or Comments ☒

Please date and sign exactly as name appears. If shares are held jointly, each should sign, if signing as attorney, executor, administrator, trustee or guarantee, etc., so indicate when signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated

Signature

Signature if held jointly

Votes must be indicated (x) in Black or Blue ink. ☒

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.